Exhibit 10.1

AERIES TECHNOLOGY, INC.

AMENDMENT NO. 1 TO THE

2023 EQUITY INCENTIVE PLAN

This AMENDMENT NO. 1 TO THE 2023 EQUITY INCENTIVE PLAN is approved and adopted by the Board of Directors of Aeries Technology, Inc., a Cayman Islands exempted company, as of June 8, 2024.

WHEREAS, Aeries Technology, Inc. (the “Company”) maintains the Aeries Technology, Inc. 2023 Equity Incentive Plan (the “Plan”) which was previously adopted by the Board of Directors (the “Board”) of the Company and approved by the shareholders of the Company;

WHEREAS, the Compensation Committee (the “Committee”) has recommended to the Board to increase the maximum aggregate number (the “Share Reserve”) of Shares (as defined in the Plan) that may be subject to Awards (as defined in the Plan) and sold under the Plan because the reserved number has become insufficient for the Company’s anticipated needs under the Plan and to provide for an automatic annual increase in the Share Reserve;

WHEREAS, the Committee has further recommended to the Board to remove certain limits under the Plan related to awards issuable to Participants (as defined in the Plan) under the Plan;

WHEREAS, Section 19.b of the Plan provides that the Board may amend the Plan;

WHEREAS, the Board has determined it to be advisable and in the best interests of the Company and its shareholders to approve this Amendment No 1 (this “Amendment”) to the Plan and submit Section 1 of this Amendment for approval by the Company’s shareholders;

WHEREAS, Section 1 of this Amendment will become effective upon approval by the Company’s shareholders at the a properly noticed and called shareholder meeting, and until such approval, or, if for any reason the Company’s shareholders do not approve Section 1 of this Amendment, the existing Plan shall continue in full force and effect, with Sections 2 and 3 of this Amendment being incorporated.

NOW, THEREFORE, the Plan is hereby amended as follows (capitalized terms used herein without definition shall have the meanings assigned thereto in the Plan):

1.	Section 3(a) of the Plan is amended and restated in its entirety with the following:

“Shares Subject to this Plan. Subject to the provisions of Section 14, the aggregate number of Shares that may be subject to Awards and sold under this Plan is 11,928,287, which is inclusive of Shares previously authorized for issuance under this Plan (the “Initial Share Pool”). In addition, the Initial Share Pool will automatically increase on January 1st of each year, for a period of not more than 9 years, commencing on January 1, 2025 and ending on (and including) January 1, 2033, by the lesser of (a) 5% of the total number of Shares outstanding on December 31st of the immediately preceding calendar year, and (b) such number of Shares determined by the Board in its sole discretion. Notwithstanding the foregoing, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the Initial Share Pool. The Shares may be authorized but unissued, or reacquired Shares.”

2.	Section 5(d) of the Plan is hereby deleted in its entirety.

3.	Section 5(e) of the Plan is hereby deleted in its entirety.

4.	Effective Date of Amendment. Section 1 of this Amendment to the Plan shall become effective upon the date that it is approved by the Company’s shareholders in accordance with applicable laws and regulations. Sections 2 and 3 of this Amendment to the Plan shall become effective as of the date of Board approval.

5.	Other Provisions. Except as set forth above, all other provisions of the Plan shall remain unchanged.